Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
S U M M A R Y
Q1/08 vs. Q1/07:
•	Operating income up $101 million, or 150%.

•	North American revenues up $164 million, or 40%.

•	Ammonia, UAN and AN selling prices up 40%, 55% and 37%.
Outlook:
•	UAN product demand should remain strong as the ammonia application window narrows due to delays caused by cool, wet weather.

•	Nitrogen applications to wheat are expected to increase, partially offsetting a decrease in corn acreage.

•	Natural gas price volatility will continue to affect Terra’s manufacturing costs.
Terra Industries Inc. reports first quarter results
Sioux City, Iowa (April 24, 2008)—Terra Industries Inc. (NYSE: TRA) announced today net income available to common shareholders for the 2008 first quarter of $100.2 million ($.97 per diluted share), up from $5.9 million ($.06 per diluted share) for the same period in 2007. The 2007 results include a one-time loss on early retirement of debt of $38.7 million ($24.3 million, net of tax or $.26 per diluted share).
Terra reported 2008 first quarter operating income of $168.3 million, compared to operating income of $67.2 million for the 2007 first quarter. The 2008 improvement was mostly due to higher nitrogen products selling prices.
Analysis of first quarter results
Revenues for the 2008 first quarter totaled $574.7 million compared to $500.9 million for the 2007 first quarter. The 2007 revenues included $89.9 million from Terra’s UK operations that were later contributed to a joint venture. Excluding the 2007 UK results, revenues increased $163.7 million from the 2007 to the 2008 first quarter, primarily due to higher nitrogen selling prices. Ammonia, UAN and ammonium nitrate (AN) selling prices increased 40, 55 and 37 percent, respectively, over those of the same period last year. The improved selling prices reflect continued strong nitrogen products demand resulting from good commodity grain prices and Terra customers’ efforts to secure supplies for the 2008 spring planting season. North American sales volumes for ammonia increased by 3 percent, while sales volumes for UAN and AN decreased by 2 and 8 percent respectively. Sales volumes were affected by delayed product movement due to cool, wet conditions.
First quarter equity earnings of affiliates of $9.3 million reflect Terra’s interest in earnings from the GrowHow UK joint venture.
Selling, general and administrative (SG&A) expense for the 2008 first quarter decreased by $4.4 million from the 2007 first quarter. The decline was due to lower expenses for share-based compensation and the elimination of SG&A costs for Terra’s UK operations.

Forward natural gas position
Terra’s forward purchase contracts at March 31, 2008, fixed prices for about 18 percent of our next 12 months’ natural gas needs at about $26.6 million below the published forward market prices at that date. These forward positions hedge production costs associated with product that Terra has sold and plans to ship primarily in the second and third quarters of 2008.
Cash balances, customer prepayments and share buybacks
Cash balances, including about $282 million in customer prepayments, totaled $817 million at March 31, 2008. Terra expects to ship products under the prepay agreements during the 2008 second and third quarters.
During the 2008 first quarter, Terra did not repurchase any of its common shares under its share repurchase program. Since announcing its authorization to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008, Terra has repurchased 6.7 million shares.
Donaldsonville ammonia plant restart
Terra announced in February its intention to restart its idled Donaldsonville, Louisiana ammonia plant to replace about 400,000 tons per year of purchased imported ammonia at more favorable gross margins. Terra is progressing toward the planned restart in the 2008 third quarter.
CEO’s remarks
“Terra benefited in the first quarter from the continuing positive relationship between strong commodity grain prices and nitrogen demand, which supported healthy nitrogen products selling prices,” said Terra President and CEO Michael Bennett. “We capitalized on these positive conditions by running our plants reliably and efficiently throughout the quarter.
“We were pleased with our newly-formed UK joint venture’s contribution to our first quarter results. Like our North American operations, the UK operations’ strong nitrogen products selling prices more than offset the increase in natural gas costs. Despite this, energy price volatility in both North America and the U.K. continues to be a concern.”
Bennett continued, “Since the application season was delayed due to cool, wet weather, we expect vigorous activity in the remainder of the second quarter. This is likely to continue through the balance of the year, as corn inventories are likely to remain tight, encouraging strong future plantings.”
Reporting changes
This announcement includes changes in the way Terra presents its results:
1.	Urea ammonium nitrate solutions (UAN) data were previously reported on a 28% nitrogen basis. Beginning this quarter, all UAN data are expressed on a 32% nitrogen basis, and all 2007 UAN data has been converted for comparison purposes.

2.	In September 2007 Terra contributed its UK operations to a joint venture, GrowHow UK Limited. To reflect this change:
A.	Terra has excluded UK sales volumes and selling prices from its 2007 statistical totals for a more accurate comparison with 2008 results, and

B.	2008 results from the UK joint venture appear in the financial statements as equity earnings.
3.	Due to the pending sale of its Beaumont, Texas methanol production facility, Terra now classifies the Beaumont-related assets, liabilities and results of operations as discontinued operations. Terra continues to produce methanol solely at its Woodward facility.

Conference call details
Terra management will conduct a conference call to discuss these first quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2007 revenues of $2.4 billion, is a leading international producer of nitrogen products.
Forward-looking statement
Certain statements in this new release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	changes in financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation, and

•	changes in agricultural regulations.
Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #
Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended
	March 31,
(in thousands except per-unit amounts)	2008	2007

Revenues
Product revenues	$573,202	$499,466
Other	1,502	1,458

	$574,704	$500,924

Costs and expenses
Cost of sales	406,989	422,264
Equity earnings of unconsolidated affiliates—operating	(13,290)	(5,617)
Selling, general and administrative	12,704	17,057

Total costs and expenses	406,403	433,704

Operating income	168,301	67,220

Interest income	8,408	2,887
Interest expense	(7,058)	(8,908)
Loss on early retirement of debt	—	(38,662)

Income before income taxes and minority interest	169,651	22,536

Income tax provision	(59,504)	(5,157)
Minority interest	(18,126)	(8,636)
Equity earnings of affiliates	9,284	—

Income from continuing operations	101,305	8,743

Income (loss) from discontinued operations	152	(1,533)

Net income	101,457	7,210

Preferred stock dividends	(1,275)	(1,275)

Income available to common shareholders	100,182	5,935

Income (loss) per common share
Basic—continuing operations	$1.11	$0.08
Basic—discontinued operations	—	(0.02)
Diluted—continuing operations	0.97	0.08
Diluted—discontinued operations	$—	$(0.02)

Basic and diluted weighted average shares outstanding:
Basic	90,165	91,860
Diluted	104,429	95,258
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	March 31,
	2008	2007
Assets
Cash and cash equivalents	$817,197	$233,310
Accounts receivable, net	159,418	184,096
Inventories	210,237	230,651
Other current assets	44,771	26,594
Current assets held for sale—discontinued operations	45,593	14,489

Total current assets	1,277,216	689,140

Property, plant and equipment, net	379,746	619,554
Equity method investments	330,678	166,746
Deferred plant turnaround costs—net	34,753	36,615
Other assets	29,528	28,299
Noncurrent assets held for sale—discontinued operations	—	89,908

Total assets	$2,051,921	$1,630,262

Liabilities and Stockholders’ Equity
Accounts payable	$160,661	$130,567
Customer prepayments	282,397	136,047
Accrued and other current liabilities	79,491	46,353
Current liabilities held for sale—discontinued operations	16,764	16,654

Total current liabilities	539,313	329,621

Long-term debt	330,000	330,000
Deferred taxes	137,837	37,758
Pension liability	9,594	124,667
Other liabilities	80,172	84,236
Minority interest	107,329	98,850
Noncurrent liabilities held for sale—discontinued operations	—	4,069

Total liabilities and minority interest	1,204,245	1,009,201

Series A preferred shares	115,800	115,800

Stockholders’ equity	731,876	505,261

Total liabilities and stockholders’ equity	$2,051,921	$1,630,262

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net income	$101,457	$7,210
Income from (loss on) discontinued operations	152	(1,533)

Income from continuing operations	101,305	8,743
Non-cash charges and credits:
Depreciation and amortization	19,853	23,626
Loss on sale of property, plant and equipment	477	—
Deferred income taxes	37,901	8,290
Minority interest	18,126	8,636
Distributions less than equity earnings	(332)	(5,617)
Equity earnings GrowHow UK Limited	(9,284)	—
Non-cash gain on derivatives	(661)	(2,832)
Share-based compensation	1,264	2,868
Amortization of intangible and other assets	1,938	2,341
Non-cash loss on early retirement of debt	—	4,662
Change in operating assets and liabilities:
Accounts receivable	10,890	14,940
Inventories	(85,084)	(18,472)
Accounts payable and customer prepayments	32,805	32,911
Other assets and liabilities, net	(19,649)	619

Net cash flows from operating activities—continuing operations	109,549	80,715
Net cash flows from operating activities—discontinued operations	11,037	(1,127)

Net cash flows from operating activities	120,586	79,588

Investing Activities
Purchase of property, plant and equipment	(6,472)	(6,736)
Plant turnaround costs	(627)	(8,842)
Proceeds from sales of property, plant and equipment	1,614	—
Distributions received from unconsolidated affiliates	6,927	—
Contributions received from GrowHow UK Limited	27,890	—

Net cash flow from investing activities—continuing operations	29,332	(15,578)
Net cash flow from investing activities—discontinued operations	—	—

Net cash flows from investing activities	29,332	(15,578)

Financing Activities
Debt issuance	—	330,000
Payments under borrowing arrangements	—	(328,800)
Payments for debt issuance costs	—	(5,429)
Preferred share dividends paid	(1,275)	(1,275)
Common stock issuances and vestings	(9,190)	276
Distributions to minority interests	(20,526)	(4,474)

Net cash flows from financing activities—continuing operations	(30,991)	(9,702)
Net cash flows from financing activities—discontinued operations	—	—

Net cash flows from financing activities	(30,991)	(9,702)
Effect of exchange rate changes on cash	32	(15)

Increase to cash and cash equivalents	118,959	54,293
Cash and cash equivalents at beginning of period	698,238	179,017

Cash and short-term investments at end of period	817,197	233,310

Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Volumes and Prices
Note: All UAN data for 2008 and 2007 are expressed on a 32% nitrogen basis.

	Three Months Ended March 31,
	2008		2007
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons) [2]	364	$462	352	$331
Nitrogen solutions (tons)	917	285	940	184
Urea (tons)	24	419	32	298
Ammonium nitrate (tons) [2]	172	304	187	222
Methanol (gallons)	8,700	1.68	10,037	1.11

Natural gas cost[3]	$ 7.57		$ 6.76

[1]	After deducting outbound freight costs.

[2]	2007 ammonia and AN sales volumes and prices have been adjusted to exclude Terra’s UK operations for accurate comparison to 2008 volumes and prices.

[3]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.